Exhibit 99.1

ARYSTA MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following is intended to provide a high level discussion of Arysta’s financial condition and results of operations during each of the the fiscal years ended December 31, 2013 and 2012 and the six-month periods ended June 30, 2014 and 2013.  These results may not be indicative of the results that Platform would expect to recognize as a consolidated company.  This discussion should be read in conjunction with Arysta’s consolidated historical financial statements for the six-month periods ended June 30, 2014 and 2013 and the fiscal years ended December 31, 2013 and 2012, and the unaudited pro forma information provided in this current report on Form 8-K.

In some cases, Arysta has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying forward-looking statements, including the negative of those words and phrases. Such forward-looking statements are based on Arysta’s current views and assumptions regarding future events, future business conditions and our outlook based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Overview

Arysta is a leading global provider of crop solutions, with expertise in agrochemical and biological products. Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical active ingredients ("AIs") and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and profitability and a strong leadership position. Arysta’s product portfolio consists of a distinctive suite of both agrochemical and biosolutions products. Arysta’s products serve a broad and diverse geographic mix, focusing on high-growth regions such as Latin America, Africa, the Middle East, Central and Eastern Europe, China and South Asia, which collectively accounted for 68.6% of Arysta’s sales in 2013. As of June 30, 2014, Arysta’s extensive product portfolio included over 200 agrochemical AIs, and over 3,600 registrations worldwide. Arysta obtained 155 new product registrations in 2013. Arysta does not conduct any basic research for the discovery of new agrochemical AIs (which involves significant cost and risk); rather, Arysta selectively acquires or licenses the rights to AIs. Arysta sources AIs from over 800 suppliers and utilizes a balanced mix of toll production and in-house formulation capabilities. Arysta operates in over 100 countries and has 13 formulation facilities strategically located in Latin America, Europe, Asia and Africa. In general, Arysta does not engage in direct agrochemical AI manufacturing.

Basis of Financial Presentation

Arysta’s consolidated statements for the years ended December 31, 2012 and 2013 are the first that Arysta has prepared in accordance with IFRS as issued by the IASB. Historically, Arysta’s operations and business were primarily conducted through Arysta Corporation. Prior to 2013, when Arysta completed an internal reorganization of its legal entity structure, Arysta was a holding company.

Other than Arysta’s IFRS consolidated financial statements, for periods up to and including the year ended December 31, 2012, Arysta has only prepared unconsolidated financial statements in accordance with Irish GAAP, and Arysta Corporation has only prepared consolidated financial statements in accordance with JGAAP. Arysta prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. The previous GAAP for the purpose of preparing its consolidated financial statements under IFRS is JGAAP because Arysta Corporation represented substantially all of Arysta’s activity and its consolidated financial statements in JGAAP were regularly provided to Arysta’s shareholder, lenders and similar stakeholders. A reconciliation from JGAAP to IFRS is presented in Note 25 to Arysta’s audited consolidated financial statements.

Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2012

Results of Operations

Below is a discussion of Arysta’s results of operations for the years ended December 31, 2012 and 2013:

	Years ended December 31,
	2012	2013	Change	%
	(U.S. dollars in thousands)
Continuing operations
Sales	$1,468,075	$1,508,925	$40,850	2.8%
Cost of goods sold	(954,336)	(979,335)	(24,999)	2.6%

Gross profit	513,739	529,590	15,851	3.1%

Selling, general and administrative	(345,439)	(347,759)	(2,320)	0.7%
Other operating income(1)	6,592	5,732	(860)	(13.0%)
Other operating expense	(6,409)	(49,979)	(43,570)	679.8%

Operating income	168,483	137,584	(30,899)	(18.3%)

Interest income	24,983	24,293	(690)	(2.8%)
Other financial income	631	9,071	8,440	1,337.6%

Financial income	25,614	33,364	7,750	30.3%

Interest expense	(135,689)	(134,595)	1,094	(0.8%)
Other financial expense	(92,340)	(70,091)	22,249	(24.1%)

Financial expense	(228,029)	(204,686)	23,343	(10.2%)

Income (loss) before tax from continuing operations	(33,932)	(33,738)	194	(0.6%)

Income tax benefit (expense)	(45,078)	(47,593)	(2,515)	5.6%

Income (loss) after tax from continuing operations	(79,010)	(81,331)	(2,321)	2.9%
_________________
(1)
Other operating income consists of Arysta’s proportionate share of earnings from equity investments in which Arysta has significant influence but not ultimate control, gains on the disposal of fixed assets and other items of income, both recurring and non-recurring. For the year ended December 31, 2012, other operating income included an impairment reversal of $5.1 million, earnings on equity method investments of $0.6 million, gains on disposal of fixed assets of $0.6 million and other items in the amount of $0.2 million. In 2013, other operating income included earnings on equity method investments of $0.8 million, gains on disposal of fixed assets of $0.3 million and other items in the amount of $4.7 million.

Sales

For the year ended December 31, 2013, Arysta’s consolidated sales increased by $40.9 million, or 2.8%, to $1,508.9 million from $1,468.1 million in 2012.  The increase in sales was primarily due to an increase in the volume and price of products sold, partially offset by less favorable exchange rates. Increases in both sales of acephate-based products in Latin America and in sales of Arysta’s fluoxastrobin-based products in North America were partially offset by reduced sales of Arysta’s insecticide products in Japan, Central and Eastern Europe. Broad increases in demand in kasugamycin and atonik products were the key drivers in Arysta’s Biosolutions products, in addition to favorable weather-related and less favorable exchange rates.  Offsetting these impacts was a reduction in sales of Regional products in Arysta’s North America segment as a result of Arysta’s deliberate strategy to shift sales to higher margin GVAP products.

Costs of sales and gross profit

For the year ended December 31, 2013, Arysta’s consolidated gross profit increased by $15.9 million, or 3.1%, to $529.6 million from $513.7 million in 2012.  As a percentage of total sales, Arysta’s gross margin was 35.0% and 35.1% for the year ended December 31, 2012 and December 31, 2013, respectively. The increase in gross margin for the years ended December 31, 2013 was mainly due to an increase in the volume and price of products sold as a result of increased demand, largely offset by an increase in the prices of raw materials and productions costs, as well as less favorable exchange rates. Acephate and flucarbazone-based products led increases in gross profit in Arysta’s GVAP products, offset by decreases in amicarbazone and captan products. Increases in gross profit in biozyme, atonik and Arysta’s biocontrol products drove increases in Biosolutions products.

Selling, general and administrative expenses

For the year ended December 31, 2013, Arysta’s consolidated SG&A expenses increased by $2.3 million, or 0.7%, to $347.8 million from $345.4 million in the prior year. SG&A increases included expenses to support business growth, including increases in employment-related expenses, travel, advertising and promotion and various other items including information technology and facility related expenses. Increases were primarily in Latin America and Africa, Middle East and Western Europe where Arysta invested in distributor education and relationship programs, additional formulations, infrastructure and investments in new markets. SG&A expenses also increased due to additional professional fees largely as a result of costs incurred in connection with Arysta’s debt refinancing.

These increases were partially offset by a reduction in depreciation and amortization driven largely by an extension of the useful life of certain product research and development intangibles in Europe, Africa and the Middle East. SG&A was also positively impacted by movements in foreign exchange rates. Arysta’s SG&A expenses are generally denominated in the local currency where the activity occurs. Arysta’s growth in SG&A expenses were partially offset by the strengthening of the U.S. dollar when compared with the Brazilian Real, Mexican Peso and Japanese Yen. The strong Euro, when compared with the U.S. dollar, partially offset this trend.

Other operating income

For the year ended December 31, 2013, other operating income decreased by $0.9 million, or 13.0%, to $5.7 million from $6.6 million in 2012. The decrease in other operating income was due to reduced gains on the disposal of fixed assets and a 2012 impairment reversal not repeated in 2013. These decreases were offset, in part, by an increase in Arysta’s proportionate share of earnings from equity investments where Arysta has significant influence but not ultimate control and other non-recurring benefits.

Other operating expense

For the year ended December 31, 2013, other operating expense increased by $43.6 million to $50.0 million from $6.4 million in 2012. In 2013, Arysta recorded an impairment charge of $49.1 million, consisting primarily of a $47.8 million impairment of product registration rights.

The impairments recorded are impacted by Arysta’s initial adoption of IFRS. Arysta elected certain exemptions for business combinations resulting in most of Arysta’s goodwill and intangible assets being denominated in Japanese Yen. As Arysta’s cash inflows are denominated in the local currencies, primarily the Brazilian Real, the U.S. dollar, Euro and Japanese Yen. Arysta’s impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

Consolidated operating income

For the year ended December 31, 2013, consolidated operating income decreased by $30.9 million to $137.6 million from $168.5 million in 2012. Excluding the impact in 2013 of the $47.8 million impairment of certain product registration rights and the $5.1 million impairment reversal in 2012, operating income increased by $22.0 million due primarily to a $15.9 million increase in gross profit, offset by a $2.3 million increase in selling, general and administrative costs.

Financial income

For the year ended December 31, 2013, interest income decreased by $0.7 million to $24.3 million from $25.0 million in 2012. The decrease in interest income was due primarily to the impact of a stronger U.S. dollar on U.S. dollar linked invoices in Brazil.

Other financial income increased by $8.4 million to $9.1 million in 2013 from $0.6 million in 2012. The increase in financial income was due primarily to non-recurring benefit resulting from the settlement of disputed tax assessments in Brazil for less than the expected amount.

Financial expense

For the year ended December 31, 2013, interest expense decreased by $1.1 million to $134.6 million from $135.7 million in 2012. The decrease in interest expense was due to interest rates on the refinancing executed in May 2013, offset by increased borrowings.

For the year ended December 31, 2013, other finance expense decreased by $22.2 million to $70.1 million from $92.3 million in 2012. The decrease in other financial expense was due primarily to reduced losses on hedging instruments as a greater proportion of Arysta’s hedging instruments were designated as cash flow hedges requiring unrealized losses to be recorded in other comprehensive income as opposed to the income statement.

Provision for income taxes

Despite losses from continuing operations, Arysta recorded an income tax expense of $47.6 million in 2013 and $45.1 million in 2012. Arysta’s consolidated net loss included amortization of intangible assets, and impairments of certain intangible assets, which are not immediately deductible for tax purposes and in some cases may never be deductible. Arysta LifeScience Limited is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, Arysta is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Brazil has a tax rate of 34%. Other material jurisdictions for Arysta include the United States and France with corporate tax rates of 30%, 38% and 33%, respectively. Consequently, Arysta’s effective tax rate is materially different from the standard tax rate of 12.5% in the Republic of Ireland.

Liquidity and Capital Resources

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Cash flow from operating activities	$177,615	$216,919
Net cash flow from operating activities	98,287	22,998
Net cash flow from (used for) investing activities	(73,789)	(35,294)
Net cash flow from (used for) financing activities	(13,587)	162,755

Cash flow from operating activities

Cash flow from operating activities was $216.9 million in 2013, up from $177.6 million in 2012, an increase of $39.3 million. The improvement in cash flow from operating activities was due to a $27.7 million increase in income (loss) before tax, adjusted for non-cash items including depreciation and amortization, impairment losses and financial income and financial expense in 2013. Cash flows from operating activities also benefited from better management of accounts receivable and other current liabilities offset by payments of trade payables.

Net cash flow from operating activities

Net cash flow from operating activities was $23.0 million in 2013, down from $98.3 million in 2012 mainly due to the items impacting cash flow from operating activities discussed above as well as increased interest payments of $96.9 million associated with the refinancing of Arysta’s debt in May 2013 and increased payments of income taxes due to stronger underlying operating results.

Net cash flow (used for) investing activities

Cash flow used for investing activities decreased to $35.3 million in 2013 from $73.8 million in 2012, largely as a result of a timing of purchases of product registration rights and payments made in 2012 for contingent consideration of an acquisition completed in 2011. The decrease in cash used for investing activities was also impacted by reduced purchases of, and increased proceeds from, the sale of property, plant and equipment.

Net cash flow (used for) financing activities

Cash flows provided by financing activities increased $176.3 million in 2013 as financing activities provided $162.8 million in 2013 as opposed to a cash requirement of $13.6 million in 2012.

The increase in cash flows was due to a refinancing of Arysta’s borrowings in May 2013, which repaid existing borrowings. The net impact from the refinancing (proceeds less repayments of long-term debt) was $200.2 million and was the primary driver of the net increase in cash flows from financing activities. The increase in cash flows from the refinancing was partially offset by increased payments for derivative investments and a reduction in short-term debt. During 2012, cash flow from financing activities included cash received from Arysta’s parent company of $79.9 million.

Six-month Period ended June 30, 2014 Compared to Six-month Period ended June 30, 2013

	Six months ended June 30,
(U.S. dollars in thousands, except change percentage)	2013	2014	Change	%

Continuing Operations
Sales	$678,903	$699,646	$20,743	3.1%
Cost of goods sold	(437,040)	(438,958)	(1,918)	0.4%
Gross profit	241,863	260,688	18,825	7.8%
Selling general and administrative expense	(166,221)	(176,471)	(10,250)	6.2%
Other operating income	220	479	259	117.7%
Other operating expense	(1,498)	(949)	549	(36.6%)
Operating income	74,364	83,747	9,383	12.6%
Financial income	39,881	14,654	(25,227)	(63.3%)
Financial expense	(97,937)	(81,924)	16,013	(16.4%)
Income (loss) before tax from continuing operations	16,308	16,477	169	1.0%
Income tax benefit (expense)	(47,751)	(35,745)	12,006	(25.1%)
Income (loss) after tax from continuing operations	$(31,443)	$(19,268)	12,175	(38.7%)

Consolidated sales

For the six months ended June 30, 2014, Arysta’s consolidated sales increased by $20.7 million, or 3.1%, to $699.6 million from $678.9 million in same period in the prior year.  Sales increased despite unfavorable weather conditions during the first half of the year, including a drought in Brazil, a delayed monsoon season in India and heavy rain and snow in North America.  Adverse exchange rates, in particular the weakening of the Brazilian Real versus the U.S. Dollar, also negatively impacted sales.  The Brazilian Real fell from 2.09 vs. the U.S. Dollar in the first half of 2013 to 2.27 in the first half of 2014.

Sales increased in the six months ended June 30, 2014 as increased weed resistance drove volume demand for Arysta’s Clethodim-based products in Latin America, Africa and North America.  Sales also benefited from successful tenders in Western Africa for large corporate growers and commercial, state-owned companies and the acquisition of Laboratoires Goemar in March 2014.

Consolidated costs of sales and gross profit

For the six months ended June 30, 2014, Arysta’s consolidated gross profit increased by $18.8 million, or 7.8%, to $260.7 million from $241.9 million in same period of the prior year.  The increase in consolidated gross profit was primarily driven by volume growth in Africa & Western Europe, price increases in North America and the impact of the acquisition of the Goemar business.  These increases were partially offset by decreases in Japan and Central/Eastern Europe and Corporate. Gross profit in Latin America was consistent in the six month period ended June 30, 2014 when compared with the same period in the prior year as volume growth and price increases were offset by adverse exchange rates. As a percentage of total sales, Arysta’s gross margin was 35.6% and 37.3% for the six month periods ended June 30, 2013 and 2014, respectively.  Gross profit benefited from increased demand for Arysta’s GVAP products, which generally are higher margin compared to Arysta’s Regional portfolio, price increase in North America, tenders in Western Africa and the impact of the acquisition of the Goemar business.

Selling, general and administrative expense

For the six months ended June 30, 2014, Arysta’s consolidated SG&A expense increased by $10.3 million, or 6.2%, to $176.5 million from $166.2 million in the same period of the prior year. The increase in SG&A expense was due primarily to the impact of the acquisition of Goemar as well as investments in employment-related expenses to support growth.  The increases in personnel expenses were offset, in part, by a strong U.S. Dollar. Increases in advertising and promotion costs and research and development expenses also contributed to the increase in SG&A.

The increases in SG&A expense described above were partially offset by decreases in provisions for bad debt and lower legal and consulting expenses.  Legal and consulting expenses in the first six months of 2013 included costs associated with Arysta’s debt restructuring completed in May 2013, which were not repeated in the six month period ended 2014. SG&A expense was also positively impacted by movements in foreign exchange rates as SG&A expense is generally denominated in the local currency where the activity occurs.

Other operating income

For the six months ended June 30, 2014, other operating income increased by $0.3 million to $0.5 million from $0.2 million in the same period in the prior year. The increase in other operating income was due to increased gains on the disposal of fixed assets and Arysta’s proportionate share of earnings from equity investments.

Other operating expense

For the six months ended June 30, 2014, other operating expense decreased by $0.6 million to $0.9 million from $1.5 million in same period of the prior year. The decrease in other operating expense was due to fewer losses on the disposal of fixed assets.

Consolidated operating income

For the six months ended June 30, 2014, consolidated operating income increased by $9.3 million to $83.7 million from $74.4 million in same period of the prior year. The increase is due primarily to an $18.8 million increase in gross profit, offset by a $10.3 million increase in selling, general and administrative expense.

Financial income

For the six months ended June 30, 2014, financial income was $14.7 million, a decrease of $25.2 million from $39.9 million in the same period of the prior year.  The decrease in financial income was due primarily to net foreign exchange gains of $22.4 million recorded in first six months of 2013 that were not repeated in the first six months of 2014.

Financial expense

For the six months ended June 30, 2014, financial expense was $81.9 million, a decrease of $16.0 million from $97.9 million in the same period of the prior year.  This decrease compared to the prior year was driven to a large extent by lower interest expense which decreased by $25.2 million to $54.6 million from $79.8 million in 2013 as lower interest rates achieved by a debt refinancing executed in May 2013 were only partially offset by increased borrowings including $175 million of debt issued in March 2014.

Financial expense was also adversely impacted by net foreign exchange losses recorded in first six months of 2014 as opposed to net foreign exchange gains recorded in the same period of the prior year offset, in part, by fewer non-recurring losses recorded in the six month period ended June 30, 2014.  During 2014, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment is planned in the foreseeable future.

Provision for income taxes

For the six months ended June 30, 2014, income tax expense decreased to $35.7 million, or by $12.1 million, from $47.8 million when compared to the same period from the prior year. Income tax expense exceeded Arysta’s income before tax from continuing operations in the six month periods ended June 30, 2013 and 2014.  This was due to certain expenses which were not immediately deductible for tax purposes, including but not limited to amortization and impairment of intangible assets. As discussed in section “Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2012”, Arysta LifeScience Limited is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, Arysta is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Consequently, Arysta’s effective tax rate is materially higher from the standard tax rate of 12.5% in the Republic of Ireland.

Liquidity and Capital Resources

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014

Cash flow from (used for) operating activities	$41,338	$(32,279)
Net cash flow from (used for) operating activities	(85,128)	(108,209)
Net cash flow from (used for) investing activities	(5,451)	(160,900)
Net cash flow from (used for) financing activities	169,396	197,244

Cash flow from operating activities

Cash flow used for operating activities was $32.3 million in the first six months of 2014, a decrease of $73.6 from the same period in the prior year. The decrease in cash from operating activities was due primarily to the timing and payments of other current liabilities, working capital requirements of inventory and trade receivables due to Arysta’s continued growth in sales. Arysta’s operating cash flows are impacted by the seasonal nature of Arysta’s business as working capital requirements tend to peak in the first half of the year and decline thereafter until the fourth quarter. Typically, inventory builds in advance of the peak sales made in the second quarter and in the fourth quarter where it begins to increase again. The majority of Arysta’s receivables come due in the period from May to October.

These decreases were offset by an increased pre-tax profitability after adjusting for non-cash items including depreciation and amortization, impairment losses and financial income and financial expense in the first six months of 2014 when compared to the same period in 2013. Reduced payments of trade accounts payable also offset the decrease in cash from operating activities.

Net cash flow from operating activities

Net cash flow used for operating activities was $108.2 million in the first six months of 2014, an increase from $85.1 million in the same period of the prior year mainly due to the items impacting cash flow from operating activities discussed above offset by decreased interest payments of $57.2 million.  The increased interest payments made in the first six months of 2013 were made in conjunction with the refinancing of Arysta’s debt in May 2013, as Arysta paid various fees related to the refinancing, in addition to interest that had accrued over several years.

Net cash flow (used for) investing activities

Cash flow used for investing activities increased to $160.9 million in the first six months of 2014 from $5.5 million in same period of the prior year, largely as a result of the acquisition of Goemar.  Increased purchases of product registration rights and increased purchases of property, plant and equipment also contributed to the increase in cash used for investing activities.

Net cash flow (used for) financing activities

Cash flows provided by financing activities increased to $197.2 million in the first six months of 2014 from $169.4 million in the same period in the prior year. In the first six months of 2014, Arysta issued $175.0 million of First and Second Lien debt primarily for the purchase of Goëmar and general corporate requirements.  The cash flow from financing activities achieved in the first six months of 2013 was due to the refinancing of Arysta’s borrowings in May 2013, which resulted in a net proceeds from debt.

Critical Accounting Estimates

The preparation of these financial statements requires Arysta to make significant estimates and judgments that affect the reported amounts of assets, liabilities, sales and expense. Arysta bases its estimates and judgments on historical experience, current conditions and other reasonable factors. Several of the estimates and assumptions Arysta is required to make relate to matters that are inherently uncertain as they pertain to future events. Arysta considers the accounting policies discussed below to be critical to the understanding of Arysta’s financial statements and involve subjective and complex judgments that could potentially affect reported results. Actual results could differ from Arysta’s estimates and assumptions, and any such difference could be material to Arysta’s financial statements.

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While Arysta believes Arysta’s valuation process is reasonable, those estimates are inherently uncertain. As explained above, Arysta performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, Arysta applies its judgment in determining its cash generating units, or CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of GGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

As part of Arysta’s initial adoption of IFRS, Arysta elected certain exemptions for business combinations resulting in their goodwill and intangible assets being denominated in Japanese Yen. Arysta’s cash flows are denominated in various currencies, primarily Brazilian Real, the U.S. dollar, Euro and Japanese Yen. Accordingly, future impairment tests will be impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen. At December 31, 2013, no additional impairment would arise unless the Japanese Yen was to significantly appreciate when compared to the local currencies in which the cash flows are denominated.

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. Arysta estimates the provision at each reporting period based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. Arysta also considers any changes in the financial condition of Arysta’s customers and any other external market factors that could impact the collectability of the receivables in the determination of Arysta’s provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax asset when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to market and financial performance as well as political uncertainties

Future taxable income is dependent, to some degree, on the way in which Arysta operates including its global supply chain and intellectual property rights, which are used internationally within the company. Transfer prices for the delivery of goods and charges for the provision of services, including recharges of intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which Arysta operates, which may result in a significant increase in Arysta’s tax expense. Interpretation of taxation rules relating to financing arrangements between entities within Arysta’s company and to foreign currency translation differences may also give rise to uncertain tax positions.

Arysta estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in the consolidated financial statements.